6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

FOR IMMEDIATE RELEASE
August 16, 2006

BIOTIME ANNOUNCES RESULTS FOR SECOND QUARTER 2006

•	Receives payment of $500,000 for China and Taiwan licenses
•	94% Increase in Royalties on Hextend Sales to be Recognized in Q3

EMERYVILLE, CA, August 16, 2006 – BioTime, Inc. (OTCBB: BTIM) today announced financial results for the second quarter ended June 30, 2006. Revenues for the three months ended June 30, 2006 consist primarily of royalties on sales made by Hospira during the period beginning January 1, 2006 and ending March 31, 2006. Royalty revenues recognized for that three-month period were $99,957, a 33% decrease from the $148,727 of royalty revenue during the same period last year.

Sales of Hextend during the first calendar quarter of 2006 may reflect purchasing practices of certain wholesale distributors who increased their purchases of inventory during the last quarter of 2005, with a corresponding reduction in purchases during the first quarter of this year. Sales to the U.S. Armed forces also declined during the first two months of the quarter. However, royalties from the sale of Hextend to both hospitals and the U.S. Armed forces rebounded in the second quarter of 2006.

We received royalties of $250,017 from Hospira during August 2006, based on Hextend sales during the three months ended June 30, 2006. Royalties increased 94% from royalty revenues of $128,829 received during the same period last year. This revenue will be reflected in our financial statements for the third quarter of 2006. The royalty payment received by BioTime is the largest since Hextend sales began and reflects strong growth in sales to both hospitals and the United States Armed Forces.

Hextend has become the standard plasma volume expander at a number of prominent teaching hospitals and leading medical centers and is part of the Tactical Combat Casualty Care protocol. We believe that as Hextend use proliferates within the leading U.S. hospitals, other smaller hospitals will follow their lead contributing to sales growth.

License revenue increased 80% to $43,238 for the second quarter of 2006, from $24,063 during the same period last year. License revenue reflects recognition of revenue under our license agreement with CJ Corp. and our agreement with Summit Pharmaceuticals International Corporation. We received $500,000 from Summit in May 2006 as the initial consideration for its China and Taiwan licenses; however, we recognize license fee revenue on an amortized basis based upon the expected lives of the patents we license. Accordingly, most of the license fee received from Summit during the quarter is recorded on our balance sheet as deferred revenue.

BioTime, Inc.

BioTime reported a net loss of $(667,844), or $(0.03) per basic and diluted share, for the three months ended June 30, 2006, versus a net loss of $(442,734), or $(0.02) per basic and diluted share, for the same period last year.

Cash and cash equivalents totaled $999,436 at June 30, 2006, compared with $1,833,774 at December 31, 2005. Total shareholders' deficit was $(1,224,801) at June 30, 2006, compared with total shareholders' deficit of $(196,581) at December 31, 2005.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. and Canada by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. Information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, PentaLyte®, and HetaCool® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; and the price of and demand for BioTime products. Other risk factors are discussed in BioTime’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

-Financial Tables Follow-

BioTime, Inc.

BIOTIME, INC.

CONDENSED BALANCE SHEETS

ASSETS	June 30, 2006 (unaudited)
CURRENT ASSETS
Cash and cash equivalents	$999,436
Accounts receivable	6,598
Prepaid expenses and other current assets	104,201
Total current assets	1,110,235

EQUIPMENT, net of accumulated depreciation of $579,977	1,132
DEPOSITS AND OTHER ASSETS	29,219
TOTAL ASSETS	$1,140,586

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$278,876
Current portion of deferred revenue	182,131
Total Current Liabilities	461,007

DEFERRED LICENSE REVENUES - long term	1,337,837
ROYALTY OBLIGATION	558,428
OTHER LONG TERM LIABILITIES	8,115
TOTAL LIABILITIES	2,365,387

COMMITMENTS

SHAREHOLDERS' DEFICIT:

Preferred shares, no par value, undesignated as to Series, authorized 1,000,000 shares; none outstanding	—
Common shares, no par value, authorized 40,000,000 shares; issued and outstanding 22,574,374	40,368,909
Contributed capital	93,972
Accumulated deficit	(41,687,682)
Total shareholders' deficit	(1,224,801)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,140,586

BioTime, Inc.

BIOTIME, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
REVENUE:
License fees	$43,238	$24,063	$79,040	$49,825
Royalty from product sales	99,957	148,727	305,897	314,048
Grant income	—	76,484	—	76,484
Total revenue	143,195	249,274	384,937	440,357

EXPENSES:
Research and development	(381,996)	(341,510)	(649,807)	(804,118)
General and administrative	(402,379)	(334,938)	(837,381)	(788,939)
Total expenses	(784,375)	(676,448)	(1,487,188)	(1,593,057)

INTEREST INCOME (EXPENSE) AND OTHER:	(26,664)	(15,560)	(43,780)	(16,624)

NET LOSS	$(667,844)	$(442,734)	$(1,146,031)	$(1,169,324)
BASIC AND DILUTED LOSS PER SHARE	$(0.03)	$(0.02)	$(0.05)	$(0.07)

COMMON AND EQUIVALENT SHARES USED IN COMPUTING BASIC AND DILUTED PER SHARE AMOUNTS	22,561,915	17,871,450	22,501,030	17,861,063